EXHIBIT 99.2

Contact:
Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

VALEANT PHARMACEUTICALS TO ACQUIRE
XCEL PHARMACEUTICALS

— Acquisition Expands Valeant’s Neurology Franchise
in North America; Adds Retigabine to Pipeline —

     COSTA MESA, Calif., February 2, 2005 – Valeant Pharmaceuticals International (NYSE: VRX) today announced that it has signed a definitive agreement to acquire Xcel Pharmaceuticals, a privately held specialty pharmaceutical company focused on neurology products in the United States. The transaction significantly expands Valeant’s business in North America and enhances the company’s neurology franchise through the acquisition of key products and a highly specialized neurology sales organization consisting of 94 professionals. The transaction also adds retigabine, a novel Phase 3 candidate in clinical development for the treatment of epilepsy, to Valeant’s pipeline. Valeant plans to market retigabine in the United States and key foreign markets once the Phase 3 trials are completed, subject to regulatory approval.

     The transaction is valued at approximately $280 million plus expenses, which includes retirement of $44 million in Xcel Pharmaceuticals debt. Valeant will pay either $280 million in cash or a combination of $230 million in cash and $50 million in shares of its common stock. Pursuant to the terms of the merger agreement and subject to certain conditions therein, Valeant will pay all cash if it consummates an equity offering for the purpose of financing the acquisition. The transaction was unanimously approved by the board of directors for both companies and is expected to close following the expiration or early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended.

     Timothy C. Tyson, Valeant’s President and Chief Executive Officer, said, “We are very excited to announce this strategically important acquisition. In addition to the immediate expansion opportunity that Xcel provides for our growing neurology franchise in the United States, the combined infrastructure of both companies can be further leveraged towards future product launches. The Xcel acquisition provides Valeant with access to an excellent marketed product portfolio and a pipeline product with significant market potential in the United States and in our key foreign markets.”

     The Xcel transaction adds several marketed neurology products that include Diastat®, the only product approved for treatment of acute repetitive epileptic seizures outside of a hospital setting, and Migranal®, a nasal spray used for the treatment of acute migraine headaches. Total sales of Xcel’s products in the nine months ended September 30, 2004 were $45.9 million. Upon closing of the transaction, Valeant’s sales force in the United States will increase to approximately 200 representatives.

     The Xcel acquisition also adds retigabine, an important new compound, to Valeant’s research and development pipeline. Retigabine is a Phase 3 clinical candidate in development for treating epilepsy that successfully completed an End-of-Phase 2 meeting with the Food and Drug Administration (FDA). The Phase 2 trials included more than 600 patients in several dose-ranging studies compared to placebo. The results of the key Phase 2 study indicate that the compound is potentially efficacious with a demonstrated reduction in monthly seizure rates of 23 to 35 percent as adjunctive therapy in patients with partial seizures. Response rates in the two higher doses were statistically significant compared to placebo (p<0.001).

     Valeant expects to initiate Phase 3 trials for retigabine in the next few months. Assuming successful completion of the Phase 3 trials and approval by the FDA, Valeant expects to launch retigabine in early 2009.

     The Xcel transaction is expected to be modestly accretive to earnings in 2005, excluding the impact of acquired in-process research and development, currently estimated to be $120 million. The company expects to incur additional research and development expenses for retigabine, including the assumption of certain milestone payments, which would make the transaction dilutive for years after 2005, until the anticipated launch of retigabine in 2009.

     Valeant will provide additional information on the transaction, including its impact on expectations for financial metric performance in 2005, when it reports its fourth quarter financial results on February 24, 2005.

     Bear, Stearns & Co. Inc. acted as financial advisor to Valeant in the transaction.

Conference Call and Webcast:

     Valeant will host a conference call today, February 2, 2005, at 8:30 AM EST (5:30 AM PST) to discuss the acquisition. To participate, please dial (877) 295-5743, confirmation code 3829765. International callers should dial (706) 679-0845. Valeant will also webcast the call live over the Internet in the investor relations section of the company’s Web site at www.valeant.com. A replay will be available approximately two hours following the conclusion of the conference call through February 9, 2005, and can be accessed by dialing (800) 642-1687, confirmation code 3829765.

IMPORTANT SAFETY INFORMATION:

     In pivotal trials with Diastat (diazepam rectal gel) the most frequent adverse event reported was somnolence (23%). Less frequent adverse events reported were dizziness, headache pain, abdominal pain, nervousness, vasodilation, diarrhea, ataxia, euphoria, incoordination, asthma, rhinitis, and rash (2-5%).

     The most commonly reported adverse events in clinical trials for MIGRANAL Nasal Spray were rhinitis, altered sense of taste, application site reactions, dizziness, nausea and vomiting. Adverse events associated with discontinuation were rhinitis, dizziness, facial edema, cold sweats, accidental trauma, depression, somnolence, allergy, vomiting, hypotension, and paresthesia.

     Serious and/or life-threatening peripheral ischemia has been associated with the coadministration of dihydroergotamine with potent CYP3A4 inhibitors including protease inhibitors and macrolide antibiotics. MIGRANAL Nasal Spray should not be given to patients with ischemic heart disease or to patients who have clinical symptoms or findings consistent with coronary artery vasospasm, including Prinzmetal’s variant angina. MIGRANAL Nasal Spray also should not be given to patients with uncontrolled hypertension, patients who have used 5-HT1 agonists, ergotamine-containing or ergot-type medications or methysergide within the last 24 hours, or patients with hemiplegic or basilar migraine. MIGRANAL Nasal Spray is also contraindicated in patients with known peripheral arterial disease, sepsis, following vascular surgery, and severely impaired hepatic or renal function. MIGRANAL Nasal Spray should not be administered to pregnant women or nursing mothers. Serious cardiac events, including some that have been fatal, have occurred following use of DHE 45 but are extremely rare. During clinical studies and the foreign postmarketing experience with MIGRANAL Nasal Spray, there have been no fatalities due to cardiac events.

     Retigabine has not been proven safe or effective in the diagnosis, treatment, or prevention of any disease or illness, or approved by the FDA or any corresponding foreign regulatory agency. Until such time as Valeant receives approval to market retigabine, it may not be sold or offered for sale in the United States or abroad.

About Valeant

     Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

About Xcel

     Xcel Pharmaceuticals, Inc., based in San Diego, California, is a specialty pharmaceutical company focused on prescription products that treat disorders of the central nervous system. Xcel’s portfolio includes four products that are sold within the U.S. and a late-stage clinical product candidate.

FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals, including our ability to successfully close the transaction and integrate Xcel’s operations into those of Valeant, obtain approval of retigabine and other pipeline candidates within the company’s estimated timeline or at all, and successfully expand the company’s neurology business. These statements are based upon the current expectations and beliefs of Valeant Pharmaceuticals’ management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant Pharmaceuticals’ control, adverse events that would require clinical trials to be prematurely terminated, clinical results that indicate continuing clinical and commercial pursuit of retigabine is not advisable, the fact that Phase 2 clinical trial results are not always indicative of those seen in Phase 3 clinical trials, the possibility of entry of generic competition for Diastat, and the risk factors and other cautionary statements discussed in Valeant Pharmaceuticals’ filings with the U.S. Securities and Exchange Commission.

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